Exhibit 10.5
ICONIX BRAND GROUP, INC.
1450 Broadway, 4th Floor
New York, New York 10018

June 8, 2006

Mr. William Sweedler
1599 Post Road East
Westport, Connecticut 06880

Dear Mr. Sweedler:

Reference is made to the Employment Agreement between Iconix Brand Group, Inc. (the “Company”) and William Sweedler (the “Employee”) dated July 22, 2005, (the “Employment Agreement”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1. The Employment Agreement, and each of the provisions set forth therein, is terminated and of no further force or effect as of the date hereof.

2. The Employee is delivering to the Company, simultaneously herewith, his resignation as Executive Vice President and member of the Board of Directors of the Company, and President and Chief Executive Officer of its Joe Boxer Division and from any and all other positions he holds with the Company and its subsidiaries and divisions.

3. In order to assist the Company in the transition following the termination of the Employment Agreement, the Employee agrees to act as a non-executive part-time employee for such period ending on not earlier than the 30th day from the date hereof and not later than the 120th day from the date hereof as the Employee may determine and so notify the Company in writing (the “Transition Period”), at a salary to be mutually agreed upon between the Employee and the Company. Upon the expiration of the Transition Period, the Consulting Agreement between the Company and the Employee, in the form attached hereto as Exhibit A (the “Consulting Agreement”) will be executed and take effect and the Warrants referred to therein (the “Warrants”) will be issued.

4.    4.1 The Company and the Employee acknowledge that in connection with the services previously performed by the Employee under the Employment Agreement and to be performed by the Employee during the Transition Period under this Agreement, the Employee shall be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities acquired by the Employee in connection with the services previously performed by the Employee under the Employment Agreement or to be performed by the Employee during the Transition Period under this Agreement, other than such information which (i) can be shown by the Employee to be in the public domain other than as the result of breach of the provisions of this paragraph 4, or (ii) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Employee shall not, during or after the Transition Period, except as may be required during the Transition Period or during the term of the Consulting Agreement in the course of the performance by the Employee of his duties hereunder or thereunder, as applicable, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers, trade secrets or business practices of the Company acquired by the Employee, without the prior written consent of the Company.

4.2. Upon the termination of the Transition Period, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials, in each case, which contain confidential information and refer or relate to any aspect of the business of the Company which are in the possession of the Employee, including all copies thereof, shall be promptly returned to the Company, provided that such items as are necessary for performance of Employee’s duties under the Consulting Agreement, as determined by the Company, may be retained by the Employee pursuant to the terms of the Consulting Agreement.

4.3. In consideration for the Company’s entering into this Agreement, the Employee hereby agrees that he shall not, during the Transition Period, enter into any Qualified Employee Acquisition. Notwithstanding the foregoing, nothing herein shall prevent the Employee from (i) owning stock or other equity interests in Windsong Allegiance Group, LLC or any of its affiliates or related entities (collectively “WAG”) or (ii) from engaging, having an interest in, being employed by or rendering any services to WAG. For the avoidance of doubt, nothing set forth in this Section 4.3 shall be deemed to restrict the activities of WAG in any manner. For the purposes of the foregoing, (x) the term “Qualified Employee Acquisition” shall mean any direct or indirect investment or acquisition (by assignment, purchase, merger or otherwise, in a single transaction or series of transactions), or the entry into any agreement in respect of any such direct or indirect investment or acquisition, by the Employee of a greater than 10% voting equity interest in any Competing Entity, and (y) the term “Competing Entity” shall mean any entity, business, brand, trademark, license, revenue stream or other asset that is directly competitive with the Company’s licensing business. In the event that Employee shall breach any of his obligations under this Section 4.3, the Company shall not be entitled to any damages or equitable remedies (including specific performance) in respect thereof, and the Company’s sole remedy in respect of such breach shall be the right to terminate the payments payable during the Transition Period and not to enter into the Consulting Agreement or issue the Warrants.

4.4. In consideration for the Company’s entering into this Agreement the Employee shall not, for a period of two (2) years after the date hereof, directly or indirectly, offer to hire, solicit or in any other manner persuade or attempt to persuade any officer or employee of the Company while employed by the Company (but only such officers or employees existing during the time of the Employee’s employment by the Company or during the Transition Period, or at the termination of the Transition Period), to terminate his or her employment with the Company; provided that the foregoing shall not be deemed to include general solicitations of employment not specifically directed toward employees of the Company.

4.5. At no time during or after the Transition Period shall either party hereto, directly or indirectly, disparage the commercial, business, professional or financial, as the case may be, reputation of the other party.

4.6. Without intending to limit the remedies available to the Company, the Employee acknowledges that a breach of any of the covenants contained in Sections 4.1, 4.2, 4.4 and 4.5 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by Sections 4.1, 4.2, 4.4 and 4.5 or such other relief as may be required specifically to enforce any of the covenants in Sections 4.1, 4.2, 4.4 and 4.5. If for any reason it is held that the restrictions under this Section 4 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this paragraph as will render such restrictions valid and enforceable.

5. The Employee hereby permanently waives any obligations of the Company and Neil Cole under Section 9.1(b) of the Asset Purchase Agreement dated July 22, 2005 between the Employee and the parties thereto.

6. Pursuant to Section 2.5 of the Employment Agreement and that certain Non-Qualified Non-Plan Stock Option Agreement, dated as of July 22, 2005, among the Company and the Employee (the “Option Agreement”), the Employee has heretofore been granted 1,425,000 options to purchase the common stock of the Company. Each of the Company and the Employee acknowledge and agree that, as of the date hereof, approximately 225,000 (such number to be finalized after the date hereof in the manner set forth in the Employment Agreement and Option Agreement) of such options have vested in accordance with the provisions of the Employment Agreement and the Option Agreement (the “Vested Options”) and the remainder of such options have not so vested (the “Unvested Options”). All of the Unvested Options shall be cancelled as of the date hereof. Notwithstanding anything set forth in the Employment Agreement or the Option Agreement to the contrary (including, without limitation, the provisions of Section 1(c) of the Option Agreement), the Company hereby acknowledges and agrees that, for the purposes of the Option Agreement, during the Transition Period, the Employee shall continue to be deemed employed by the Company. For the avoidance of doubt, notwithstanding the transactions contemplated by this Agreement, the Vested Options shall remain outstanding and the Employee shall be entitled to exercise such Vested Options until the expiration of the Transition Period. The Company hereby represents, warrants and agrees that the shares of Common Stock of the Company issuable to the Employee upon the exercise of the Vested Options are registered under the Securities Act pursuant to that certain Form S-8 filed by the Company with the Securities and Exchange Commission on August 11, 2005 and the Company will use commercially reasonable efforts to maintain the effectiveness of such registration statement until the end of the Transition Period.

7. Except with respect to any such claims, causes of action, suits, debts, liabilities or demands (collectively, “Claims”) arising out of or in connection with this Agreement or the Consulting Agreement and except for Claims arising out of fraud and to the extent permitted by applicable law, the Company and each of its subsidiaries (collectively, the “Company Group”) release and forever jointly and severally discharge the Employee from all Claims of any kind or nature, known or unknown, in law or in equity, that the Company Group ever had or now have, against the Employee relating to, or arising out of or in connection with, any matter from the beginning of the world to the date of this Agreement. The Company Group hereby acknowledges that factual matters now unknown to them may have given rise to Claims which are presently unknown, unanticipated and unsuspected, and the Company Group further acknowledges that the provisions of this Section 7 have been negotiated and agreed upon in light of that realization and that the Company Group nevertheless hereby intends to release and discharge the Employee, provided, however, that this release and discharge shall not apply to any Claim the existence of which (whether or not matured) has been fraudulently withheld by the Employee.

8. Except with respect to Claims arising out of or in connection with this Agreement, the Option Agreement, as it relates to the Vested Options, or the Consulting Agreement and except for Claims arising out of fraud and to the extent permitted by applicable law, the Employee releases and forever discharges the Company Group from all Claims of any kind or nature, known or unknown, in law or in equity, that the Employee ever had or now has, against the Company Group relating to, or arising out of or in connection with any matter from the beginning of the world to the date of this Agreement. The Employee hereby acknowledges that factual matters now unknown to him may have given rise to Claims which are presently unknown, unanticipated and unsuspected, and the Employee further acknowledges that the provisions of this Section 8 have been negotiated and agreed upon in light of that realization and that the Employee nevertheless hereby intends to release and discharge the Company Group, provided, however, that this release and discharge shall not apply to any Claim the existence of which (whether or not matured) has been fraudulently withheld by the Company Group.

9. The Company hereby agrees that, in connection with any press release or other public disclosure made by any member of the Company Group with respect to the termination of the Employee’s employment with the Company, prior to the issuance or release of any such press release or the making of any such other public disclosure, the Company shall provide the Employee with a reasonable time to review and comment on the contents of such release or disclosure and will consider reasonable changes therein suggested by the Employee.

10. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at their respective addresses set forth above (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt).

11. This Agreement represents and expresses the entire understanding and agreement between the parties with respect to the subject matter hereof. This Agreement may not be modified or terminated except by an agreement in writing signed by both of the parties hereto.

12. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles. The Company and

Employee hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement. The Company and Employee also hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter or the transactions contemplated hereby, in the New York State Supreme Court or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

If the foregoing reflects your understanding, please sign the enclosed copy of this letter and return it to the undersigned.

Very truly yours, ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Name: Neil Cole
Title: Chief Executive Officer

ACCEPTED AND AGREED:

/s/ William Sweedler

WILLIAM SWEEDLER

EXHIBIT A
CONSULTING AGREEMENT

AGREEMENT, dated as of __________, 2006, by and between Iconix Brand Group, Inc., a Delaware corporation with an address at 1450 Broadway, 4th Floor, New York, New York 10018 (the "Company"), and William Sweedler, having an address at c/o Windsong, Inc., 1599 Post Road East, Westport, Connecticut 06880 (the “Consultant”).

WHEREAS, on June 8, 2006, the Consultant resigned as Executive Vice President and as President and Chief Executive Officer of its Joe Boxer Division and as a member of the Board of Directors of the Company;

WHEREAS, in connection with such resignation, the Consultant’s employment agreement with the Company was terminated;

WHEREAS, upon the Consultant’s resignation as an executive officer and director, the Company continued to retain the Consultant as a non-executive, part-time employee during a transition period (the “Transition Period”) which has now terminated and the Company now wishes to retain the Consultant, and the Consultant has agreed to be retained by the Company as a consultant, subject to the terms hereof;

NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Engagement of Consultant; Duties. The Company hereby engages the Consultant, and the Consultant agrees to be engaged, as a consultant on the terms and conditions set forth below. The Consultant shall perform services for the Company, from time to time, with respect to finding, negotiating or otherwise advising the Company regarding potential acquisition opportunities (which for purposes of this Agreement shall exclude the pending acquisition of Mossimo, Inc. and the proposed transaction to acquire certain commission rights of Mossimo, Inc. from Cherokee, Inc.) (collectively, the “Services”).

2. Term; Termination.

2.1. General. The Consultant’s engagement hereunder shall commence effective on the date hereof and shall continue until the earlier of (a) the consummation of the third Qualified Company Acquisition (as defined below) after the date hereof or (b) the date of termination relative to an earlier termination of this Agreement as described in Section 2.2 hereof (the “Term”).

2.2. Early Termination. The Company may terminate the Consultant’s consultancy under this Agreement only for Cause. Termination for “Cause” shall mean termination of the Consultant’s consultancy because of the occurrence of any of the following as determined in good faith by the Board of Directors of the Company:

(i) the death of the Consultant;

(ii) the breach by the Consultant of any of the Consultant’s post-closing obligations set forth in Section 9.1(a) of the Asset Purchase Agreement dated July 22, 2005 between the Consultant and the other parties thereto;

(iii) the indictment of the Consultant for a felony or other crime involving moral turpitude or dishonesty; or

(iv) any breach by the Consultant of his obligations under Section 4.3 hereof.

3. Compensation. In consideration for entering into this Agreement and for performing the Services hereunder, (a) the Company is issuing to the Consultant on the date hereof ten-year warrants to purchase 400,000 shares of the Common Stock of the Company at an exercise price of $8.81 per share, in the form attached hereto as Exhibit A. A portion of such warrants shall vest upon each of the first three Qualified Company Acquisitions consummated during the Term as follows: (x) to the extent that the term of the warrants shall have not yet expired, 133,334 of such warrants shall vest upon the first Qualified Company Acquisition consummated during the Term, and (y) to the extent that the term of the warrants shall have not yet expired, 133,333 of such warrants shall vest upon each of the second and third Qualified Company Acquisition consummated during the Term; and (b) the Company shall pay to the Consultant a fee in the amount of (x) $333,334 for the first Qualified Company Acquisition consummated during the Term and (y) $333,333 for each of the second and third Qualified Company Acquisitions consummated during the Term, for total fees of up to $1,000,000. The amounts payable pursuant to the immediately prior sentence shall be paid by the Company to the Consultant in cash at the time of the closing of the Qualified Company Acquisition to which such payment relates. A “Qualified Company Acquisition” shall mean any direct or indirect investment or acquisition (by assignment, purchase, merger or otherwise, in a single transaction or series of transactions) by the Company or any of its subsidiaries or affiliates in or of any entity, business, brand, trademark, license, revenue stream or other asset which satisfies any of the following conditions:

(i) such entity, business, brand, trademark, license, revenue stream or other asset has an enterprise value or fair market value equal to or greater than $10,000,000; or

(ii) the aggregate purchase price paid by the Company, its subsidiaries or its affiliates in respect of the investment or acquisition in or of such entity, business, brand, trademark, license, revenue stream or other asset is equal to or greater than $10,000,000 (provided, that, for the purposes of determining the aggregate purchase price so paid, (A) any indebtedness or other monetary obligations assumed by any of the Company, its subsidiaries or its affiliates shall be included, and (B) in the event that the acquisition includes an obligation to pay any deferred purchase price, earnout or other similar amounts, the purchase price shall include (x) in the event that such deferred purchase price, earnout or other similar amount is then determinable, the determinable amount of such deferred purchase price, earnout or other similar amount or (y) in the event that such deferred purchase price, earnout or other similar amount is not then determinable, an amount that is mutually agreed by the Company and the Consultant in good faith to be equal to the then projected amount of such deferred purchase price, earnout or other similar amount that will be so paid);

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provided, however, that, the pending acquisition of Mossimo, Inc. and the proposed transaction to acquire certain commission rights of Mossimo, Inc. from Cherokee, Inc. shall not constitute a “Qualified Company Acquisition.”

4. Confidentiality; Noncompetition; Nonsolicitation; Nondisparagement.

4.1. The Company and the Consultant acknowledge that in connection with the services previously performed by the Consultant under his employment agreement and to be performed by the Consultant under this Agreement, the Consultant shall be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities acquired by the Consultant in connection with the services previously performed by the Consultant under his employment agreement or during the Transition Period or to be performed by the Consultant under this Agreement, other than such information which (i) can be shown by the Consultant to be in the public domain other than as the result of breach of the provisions of this paragraph 4, or (ii) the Consultant is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Consultant shall not, during or after the Term, except as may be required during Consultant’s consultancy in the course of the performance of his duties hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers, trade secrets or business practices of the Company acquired by the Consultant, without the prior written consent of the Company.

4.2. Upon the termination of the Consultant’s consultancy for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials, in each case, which contain confidential information and refer or relate to any aspect of the business of the Company which are in the possession of the Consultant, including all copies thereof, shall be promptly returned to the Company.

4.3. In consideration for the Company’s entering into this Agreement, the Consultant hereby agrees that he shall not, during the period from the date hereof through June 8, 2007, enter into any Qualified Consultant Acquisition. Notwithstanding the foregoing, nothing herein shall prevent the Consultant from (i) owning stock or other equity interests in Windsong Allegiance Group, LLC or any of its affiliates or related entities (collectively “WAG”) or (ii) from engaging, having an interest in, being employed by or rendering any services to WAG. For the avoidance of doubt, nothing set forth in this Section 4.3 shall be deemed to restrict the activities of WAG in any manner. For the purposes of the foregoing, (x) the term “Qualified Consultant Acquisition” shall mean any direct or indirect investment or acquisition (by assignment, purchase, merger or otherwise, in a single transaction or series of transactions), or the entry into any agreement in respect of any such direct or indirect investment or acquisition, by the Consultant of a greater than 10% voting equity interest in any Competing Entity, and (y) the term “Competing Entity” shall mean any entity, business, brand, trademark, license, revenue stream or other asset that is directly competitive with the Company’s licensing business. In the event that Consultant shall breach any of his obligations under this Section 4.3, the Company shall not be entitled to any damages or equitable remedies (including specific performance) in respect thereof and the Company’s sole remedy in respect of such breach shall be the right to terminate this Agreement in accordance with Section 2.2(iv) hereof.

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4.4. In consideration for the Company’s entering into this Agreement the Consultant shall not, during the period from the date hereof through June 8, 2008, directly or indirectly, offer to hire, solicit or in any other manner persuade or attempt to persuade any officer or employee of the Company while employed by the Company (but only such officers or employees existing during the time of the Consultant’s employment by the Company, or at the termination of his employment), to terminate his or her employment with the Company; provided that the foregoing shall not be deemed to include general solicitations of employment not specifically directed toward employees of the Company.

4.5. At no time during or after the Term shall either party hereto, directly or indirectly, disparage the commercial, business, professional or financial, as the case may be, reputation of the other party.

4.6. Without intending to limit the remedies available to the Company, the Consultant acknowledges that a breach of any of the covenants contained in Sections 4.1, 4.2, 4.4 and 4.5 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Consultant from engaging in activities prohibited by Sections 4.1, 4.2, 4.4 and 4.5 or such other relief as may be required specifically to enforce any of the covenants in Sections 4.1, 4.2, 4.4 and 4.5. If for any reason it is held that the restrictions under this Section 4 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this paragraph as will render such restrictions valid and enforceable.

5. Reduction of Payments. Anything in this Agreement to the contrary notwithstanding, if :

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(a) any payment or benefit to which Consultant is entitled from the Company, any affiliate, or trusts established by the Company or by any affiliate (the “Payments,” which shall include, without limitation, the vesting of a warrant, option or other non-cash benefit or property) are more likely than not to be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986 or any successor provision to that section; and

(b) reduction of the Payments to the amount necessary to avoid the application of such tax would result in the Consultant retaining an amount that is greater than the amount he would retain if the Payments were made without such reduction but after the application of such tax;

the Payments shall be reduced to the extent required to avoid application of such tax. The Consultant shall be entitled to select the order in which payments are to be reduced in accordance with the preceding sentence. Determination of whether Payments would result in the application of the tax under section 4999, and the amount of reduction that is necessary so that no such tax is applied, shall be made, at the Company’s expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of any change of control of the Company which will result in the imposition of such tax.

6. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if such provision had been drawn so as not to be invalid or unenforceable.

7. Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing the Services hereunder. Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

8. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at their respective addresses set forth above (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt).

9. Entire Agreement. This Agreement represents and expresses the entire understanding and agreement between the parties with respect to the subject matter hereof. This Agreement may not be modified or terminated except by an agreement in writing signed by both of the parties hereto.

10. Assignment. This Agreement is personal in nature and shall not be assigned by any party hereto without the prior written consent of the other party. Any assignment by any party hereto in violation of this Agreement shall be void and of no force and effect.

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11. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles. The Company and Consultant hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement. The Company and Consultant also hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter or the transactions contemplated hereby, in the New York State Supreme Court or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above.

COMPANY:

ICONIX BRAND GROUP, INC.

By:
Name:
Title

CONSULTANT:

WILLIAM SWEEDLER

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EXHIBIT A
ICONIX BRAND GROUP, INC.
WARRANT AGREEMENT

ICONIX BRAND GROUP, INC., a Delaware corporation (the “Company”), hereby grants to William Sweedler, a financial consultant of the Company pursuant to the Consulting Agreement described below (the “Holder”), as of ______ __, 2006 (the “Grant Date”), a warrant to purchase a total of 400,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”). This warrant (the “Warrant”) is being granted pursuant to the Consulting Agreement, dated the date hereof, between the Company and the Holder (the “Consulting Agreement”), a copy of which is attached hereto as Exhibit A.

1. Duration.

(a) This Warrant was granted as of the Grant Date.

(b) This Warrant shall expire on [Insert tenth anniversary of Grant Date].

2. Price.

The purchase price for each share of Common Stock upon exercise of this Warrant (the “Purchase Price”) shall be $8.81, subject to adjustment as provide in Section 5 hereof.

3. Non-Qualified Stock Option.

This Warrant is a non-qualified stock option, the exercise of which is subject to Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Written Notice of Exercise.

This Warrant, to the extent it is exercisable as provided in Section 11 herein, may be exercised only by delivering to the Company, at its principal office within the time specified in Section 1 hereof or such shorter time as is otherwise provided for herein, a written notice of exercise substantially in the form described in Section 11.

5. Anti-Dilution Provisions.

(a) If there is any stock dividend or recapitalization resulting in a stock split, or combination or exchange of shares of Common Stock of the Company, the number of shares of Common Stock then subject to this Warrant and the Purchase Price shall be proportionately and appropriately adjusted by the Board of Directors of the Company (the “Board”); provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

(b) If there is any other change in the Common Stock of the Company, including recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Company is the surviving corporation, an adjustment, if any, shall be made in the shares then subject to this Warrant as the Board in its sole discretion may deem appropriate. Failure of the Board to provide for an adjustment pursuant to this subparagraph prior to the effective date of any Company action referred to herein shall be conclusive evidence that no adjustment has been approved by the Board in consequence of such action and that no such adjustment will be made in consequence of such action.

6. Investment Representation.

The Holder agrees that until such time as a registration statement under the Securities Act of 1933, as amended (the “Act”), becomes effective with respect to this Warrant and/or the shares of Common Stock underlying this Warrant, the Holder is taking this Warrant and shall take the shares of Common Stock underlying this Warrant, for the Holder’s own account, for investment, and not for resale or distribution.

7. Transferability. This Warrant shall not be transferable.

8. Certain Rights Not Conferred by Warrant.

The Holder shall not, by virtue of holding this Warrant, be entitled to any rights of a stockholder in the Company.

9. Transfer Taxes.

The Company shall pay all original issue and transfer taxes with respect to the issuance and transfer of shares of Common Stock of the Company pursuant hereto provided that the shares are issued in the name of the Holder.

10. Vesting of Warrants.

The amount of shares of Common Stock pursuant to this Warrant shall become exercisable as follows: (i) 133,334 shall vest upon the first Qualified Company Acquisition, as defined in the Consulting Agreement, consummated during the Term, and (ii) 133,333 shall vest upon each of the second and third Qualified Company Acquisitions consummated during the Term.

11. Exercise of Warrants.

(a) This Warrant shall be exercisable by written notice of such exercise, in the form prescribed by the Board to the Company, at its principal executive office. The notice shall specify the number of shares for which the Warrant is being exercised and be signed by the Holder. The date such notice, accompanied by payment as described in subsection (b), is received by the Company shall be referred to herein as the “Exercise Date”.

(b) Purchase Price. Upon exercise of this Warrant, the Holder shall pay the Purchase Price in one of the following manners:

 (i) Cash Exercise. Payment may be made in cash or by certified or official bank check payable to the order of the Company.

(ii) Cashless Exercise. In lieu of payment of the Purchase Price as provided in clause (i), the Holder may elect a cashless net exercise. In the case of such cashless net exercise, the Holder shall surrender this Warrant for cancellation and receive in exchange therefor the full number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X = Y * (A - B)
      A
where:

X =	the number of shares of Common Stock to be issued to the Holder upon cashless exercise of this Warrant

Y =
the total number of shares Common Stock covered by this Warrant and then exercisable which the Holder has surrendered at such time for cashless exercise (including both shares to be issued to the Holder upon cashless exercise of this Warrant and shares to be canceled as payment therefor)

A =	the Current Market Value as of the business day on which the Holder surrenders this Warrant to the Company

B =	the Purchase Price then in effect under this Warrant at the time at which the Holder surrenders this Warrant to the Company

* =	multiplied by

For the purposes of the foregoing, the term “Current Market Value” shall mean the fair market value of the shares of Common Stock on the Exercise Date, or if the Exercise Date is not a trading day, the next trading day after the Exercise Date, as determined as follows:

(A) if the Common Stock is traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the closing price of the Common Stock on such exchange or market on the trading day prior to the date of determination;

(B) if the Common Stock is actively traded over-the-counter, the value shall be deemed to be the mean of the closing bid and asked prices on the trading day prior to the date of determination; or

(C) if there is no active public market for the Common Stock, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

(c) No shares shall be delivered upon exercise of this Warrant until all laws, rules and regulations which the Board may deem applicable have been complied with. If a registration statement under the Act is not then in effect with respect to the shares issuable upon such exercise, the Company may require as a condition precedent, among other things (i) that the person exercising the Warrant give to the Company a written representation and undertaking, satisfactory in form and substance to the Company, that such person is acquiring the shares for his own account for investment and not with a view to the distribution thereof and/or (ii) an opinion of counsel satisfactory to the Company with respect to the existence of an exemption from the registration requirements of the Act, in which event the person(s) acquiring the Common Stock shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing his Warrant Shares issued pursuant to such exercise:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). Such shares may not be sold, transferred or otherwise disposed of unless they have first been registered under the Act or, unless, in the opinion of counsel satisfactory to the Company’s counsel, such registration is not required.”

(d) Without limiting the generality of the foregoing, the Company may delay issuance of the shares of Common Stock underlying this Warrant until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

(e) The person exercising this Warrant shall not be considered a record holder of the stock so purchased for any purpose until the date on which such person is actually recorded as the holder of such stock in the records of the Company.

12. Notices.

Any notice required or permitted by the terms of this Agreement shall be given by registered or certified mail, return receipt requested, addressed as follows:

To the Company:
Iconix Brand Group, Inc. 1450 Broadway, 4th floor New York, N.Y. 10018
Attention: President
To the Holder:
William Sweedler c/o Windsong Inc. 1599 Post Road East Wesport, CT 06880

or to such other address or addresses of which notice in the same manner has previously been given when mailed in accordance with the foregoing provisions. Either party hereto may change the address to which such notices shall be given by providing the other party hereto with written notice of such change.

13. Tax Withholding.

Not later than the date as of which an amount first becomes includable in the gross income of the Holder or other holder for federal income tax purposes with respect to this Warrant, the Holder or other holder shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. The obligations of the Company under this Agreement shall be conditional upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the holder of the Warrant from the Company or any of its subsidiaries.

14. Short-Term Deferral.

This Warrant is intended to constitute a short-term deferral and, therefore, not result in a deferral of compensation, as those terms are used in guidance provided by the Internal Revenue Service under section 409A of the Code. Accordingly, this Warrant may not be exercised at a date that is later than the 15th day of the third month following the end of the first calendar year in which the Warrant is no longer subject to a substantial risk of forfeiture, or at such other time as may be provided by such guidance.

15. Registration.

The Company hereby covenants and agrees that it shall take all actions necessary to file a registration statement under the Securities Act covering all of the shares of Common Stock issuable upon exercise of this Warrant on or prior to the earlier of (i) the first date following the date of this Warrant on which the Company shall file a registration statement under the Securities Act of any other shares of its Common Stock on a form other than Form S-4, S-8 or similar form, and other than with respect to an underwritten public offering; or (ii) December 31, 2006. The Company will use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after filing, including responding as soon as practicable to comments of the Securities and Exchange Commission.

16. Benefit of Agreement.

This Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

17. Governing Law.

This Agreement shall be construed and enforced in accordance with the law of the State of New York, except to the extent that the laws of the State of Delaware may be applicable.

ICONIX BRAND GROUP, INC.

By:
Name: Neil Cole Title: President and CEO

Accepted as of the date first set above:

Signature required with return of document to the Company to formalize issuance of agreement.